Exhibit No. 10.2

REAL PROPERTY PURCHASE AND SALE AGREEMENT

THIS REAL PROPERTY PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into January 11, 2008, by and between GANASTE LLC, a Nevada limited liability company (“Purchaser”) and SPEAKEASY GAMING OF LAS VEGAS, INC., a Nevada corporation (“Seller”).

RECITALS

A.            Seller is the sole owner of improved real property located at 3227 Civic Center Drive in the City of North Las Vegas, County of Clark, State of Nevada, consisting of approximately 5.5 acres, identified by Clark County Assessor’s Parcel Numbers 139-11-803-002, 139-11-815-001 and 139-11-815-003 and more particularly described in Exhibit “A” attached hereto and incorporated herein, together with all right, title and interest of Seller in and to any easements, hereditaments, covenants and other rights appurtenant to such land and any land lying in the bed of any existing dedicated street, road, avenue or alley, open or closed, in front of or adjoining such land and all improvements owned by Seller and located thereon, including all existing parking spaces (the “Real Property”).

B.            Seller operates a hotel, casino, restaurant, bar and related businesses commonly known as the Ramada Inn Speedway Hotel and Casino on the Real Property (the “Business”).

C.            Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller all of Seller’s right, title and interest in and to the Real Property.

D.            Subject to the terms and conditions set forth herein, as of the Closing (as defined in Section 9.1), Seller and Purchaser will enter into a Master Lease in the form attached hereto as Exhibit “B” pursuant to which Seller will lease the Real Property from Purchaser.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Definitions.

1.1           Terms.  For all purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“AAI Rules” means the Rules published by the United States Environmental Protection Agency for All Appropriate Inquiry Standards and the requirements of ASTME1527-05.

“Agreement” has the meaning ascribed to it in the introductory paragraph.

“Americans With Disabilities Act” means 42 USC § 12101, et seq. and all laws or regulations from time to time applicable to the Real Property governing use, access and accommodations.

“Asset Purchase Agreement” means that certain Asset Purchase and Sale Agreement of even date herewith between Seller and Lucky Lucy pertaining to sale by Seller to Lucky Lucy of the Business, including Gaming Assets.

“Business” has the meaning ascribed to it in Recital B.  For purposes of this Agreement, the term “Business” excludes the Real Property.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of Nevada.

“Closing” shall mean the closing of the purchase and sale of the Real Property in accordance with Section 9.1.

“Closing Date” shall mean the date of Closing provided for in Section 9.1.

“Deed” has the meaning ascribed to it in Section 7.1(a).

“Defect Notice” has the meaning ascribed to it in Section 4.2.

“Defects” has the meaning ascribed to it in Section 4.2.

“Deposit” has the meaning ascribed to it in Section 2.1.

“DOV” has the meaning ascribed to it in Section 7.1(b).

“Effective Date” means the date on which both Seller and Purchaser have executed this Agreement.

“Federal Tax Law” means the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1986 Tax Reform Act, as amended.

“FIRPTA” means a non-foreign affidavit which is signed at Closing as it is stated to be a Closing Document, providing, in part, that Purchaser is not a foreign person.

“Gaming Assets” means any and all gaming devices (as defined in NRS 463.0155), gaming device parts inventory and all rights, properties and businesses which directly or indirectly comprise, are used in or relate to gaming, gaming equipment and supplies used in connection with the operation of a casino, including, without limitation, slot machines, gaming tables, cards, dice, chips, tokens, player tracking systems, cashless wagering systems (as defined in NRS 463.014), mobile gaming systems (as defined in NGC Regulation 14.010(11)) and associated equipment (as defined in NRS 463.0136), credit files, computer records, financial statements, gaming tax returns, customer lists, all related accounting files, all computer hardware, software and all other personal property, tangible or intangible, which are now located at the Business as of the date of this Agreement, used or usable exclusively in the present or future operation of all or any portion of the Business, ordered for future use at the Business as of the Closing, credit files.

“Gaming Authorities” means the Nevada Gaming Commission, the Nevada Gaming Control Board and the City of North Las Vegas or any other governmental agency of the State of Nevada or its political subdivisions that succeeds to the functions of such agencies.

“Governmental Authorities” has the meaning ascribed to it in Section 5.9.

“Governmental Regulation” shall mean any laws, ordinances, rules, requirements, resolutions, policy statements and regulations (including, without limitation, those relating to land use, subdivision, zoning, environmental, toxic or hazardous waste, occupational health and safety, water, earthquake hazard reduction and building and fire codes) of the Governmental Authorities bearing on the construction, alteration, rehabilitation, maintenance, use, operation or sale of the Real Property.

“Hazardous Substances” means any substance:  (i) the presence of which requires investigation, remediation or disclosure under any present federal, state or local statute, regulation, ordinance, order, action, policy or common law; (ii) the presence of which causes or threatens to cause a nuisance or other harm upon the Property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the Real Property; and/or (iii) including, without limitation, waste, pollutants, oil or other hazardous substances, including, without limitation, petroleum or petroleum products, radioactive, flammable or explosive substances, asbestos or asbestos-containing materials, polychlorinated biphenyls and all materials and wastes which are or become classified as “hazardous substances”, “hazardous materials” and/or “toxic substances” under any applicable law, as the same may be amended from time to time, including, but not limited to the Resource Conservation and Recovery Act, (RCRA) (42 U.S.C. § 6901, et seq.), the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) (42 U.S.C. § 9601, et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601, et seq.), the Clean Water Act (33 U. S. C. § 1251, et. seq.), and the Clean Air Act (42 U. S. C. § 7401, et. seq.).

“Hotel” has the meaning ascribed to it in Recital A.

“Indemnifying Party” has the meaning ascribed to it in Section 17.4.

“Indemnitee” has the meaning ascribed to it in Section 17.4.

“Leases” means all leases or other agreements permitting the use or occupancy of space on, under, over or about the Real Property, including all amendments and exhibits thereto and assignments thereof.

“Losses” has the meaning ascribed to in Section 17.1.

“Lucky Lucy” shall mean Lucky Lucy D, LLC, a Nevada limited liability company “Monetary Encumbrance” has the meaning ascribed to in Section 4.4.

“Master Lease” has the meaning ascribed to it in Section 7.1(c).

“Non-Monetary Defect” has the meaning ascribed to it in Section 4.2.

“Notice Period” has the meaning ascribed to it in Section 4.2.

“NRS” means the Nevada Revised Statutes.

“Permitted Exceptions” has the meaning ascribed to it in Section 4.1.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company, limited liability partnership, governmental authority or other entity of whatever nature.

“Purchase Price” has the meaning ascribed to it in Section 3.4.

“Purchaser” has the meaning ascribed to it in the introductory paragraph.

“Purchaser’s Closing Deliveries” has the meaning ascribed to it in Section 7.2.

“Ramada” has the meaning ascribed to it in Section 20.

“Ramada Agreements” shall mean the License Agreement dated as of September 4, 1998, as amended as of March 22, 1999, and as further amended as of January 27, 2005, by and between Ramada Franchise Systems, Inc., Speakeasy Gaming of Las Vegas, Inc., and MTR Gaming Group, Inc., and the ancillary agreements executed in connection therewith, relating to a license to operate a Ramada® System Unit located at 3227 Civic Center Drive, Las Vegas, NV 89030, designated as Unit #5692-85312.

“Real Property” has the meaning ascribed to it in Recital A.

“Recognized Environmental Condition” shall mean the presence or likely presence of any Hazardous Substance on the Real Property under conditions that indicate an existing release, a past release or a material threat of release of any Hazardous Substance into structures on the Real Property or into the ground, groundwater or surface water of the Real Property.

“Seller” has the meaning ascribed to it in the introductory paragraph.

“Seller’s Affiliates” has the meaning ascribed to it in Section 5.14(b).

“Seller’s Closing Deliveries” has the meaning ascribed to it in Section 7.1.

“Survey” has the meaning ascribed to it in Section 4.1.

“Taxes” means any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any tax authority or other Governmental Authorities, including income, gross receipts, profits, gaming, excise, real or personal property, environmental, sales, use, value-added, ad valorem, withholding, social security, retirement, employment, unemployment, workers’ compensation, occupation, service, license, net worth, capital stock, payroll, franchise, gains, stamp, transfer taxes and shall include any Liability for the taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract, or otherwise.

“Title Insurance Company” shall mean Nevada Title Company, 2500 N. Buffalo, Suite 150, Las Vegas, Nevada 89128 (Attention: Troy Lochhead) or such other nationally recognized title insurance company that may be designated by Purchaser.

“Title Report” has the meaning ascribed to it in Section 4.1.

“Title Policy” has the meaning ascribed to it in Section 8.1(c).

1.2           Interpretation.  Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa.

2.             Deposit.  [Intentionally Deleted]

3.             Real Property and Excluded Assets.

3.1           Real Property.  Subject to the terms and conditions set forth herein, Purchaser agrees to purchase and accept from Seller, and Seller agrees to sell, assign, transfer, convey and deliver to Purchaser at Closing, all of Seller’s right, title and interest in and to the Real Property free and clear of all liens and security interests.

3.2           Excluded Assets.  Notwithstanding any other provision hereof to the contrary, the parties acknowledge and agree that Purchaser is not acquiring the Business under this Agreement including, without limitation, any Gaming Assets or other tangible or intangible personal property.

3.3           Conveyance.  Seller agrees that it will, at any time and from time-to-time after the Closing Date, upon request and at the expense of Purchaser, do, execute, acknowledge or deliver, all such further acts, deeds, assignments, conveyances and assurances as may reasonably be required for conveying and transferring the Real Property to Purchaser.

3.4           Purchase Price and Terms of Payment.  The purchase price shall be Eleven Million Four Hundred Thousand Dollars ($11,400,000) (the “Purchase Price”) payable at Closing in immediately available funds, adjusted as provided for prorations and costs associated with the Closing as set forth herein.

4.             Title.  Purchaser has received the Second Amendment to the Title Report for Order Number 06-10-0152-DTL, dated December 26, 2007 issued by the Title Insurance Company (the “Title Report”) on or before the Effective Date as evidence of the status of Seller’s title to the Real Property.  The exceptions listed on Exhibit “C” attached hereto and made a part hereof shall be deemed to have been approved by Purchaser as of the Effective Date and constitute the “Permitted Exceptions” and shall include any rights, interests or claims shown on the ALTA/ACSM land title survey, certified on January 2, 2007 and prepared by Heritage Surveying (the “Survey”).  Notwithstanding anything in Exhibit “C” to the contrary, real estate taxes shall be prorated at Closing in accordance with Section 10.

5.             Representations and Warranties of Seller.  Seller represents and warrants to Purchaser that, to the best of Seller’s knowledge and belief, the following shall be true and complete in all material respects:

5.1           Duly Organized.  Seller is duly organized and validly existing under the laws of its state of incorporation and has all requisite power and authority to carry on its business as now being conducted.  Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

5.2           Marketable Title.  Seller has a good, valid and marketable fee interest in the Real Property.  Seller has not received written notice of, nor does Seller have any knowledge of, any proceedings pending (and, to the knowledge of Seller, overtly contemplated or threatened) or otherwise relating to the Real Property or the interests of Seller therein, which would be reasonably likely to interfere with use, ownership, improvement, development and/or operation.  As of the date hereof, there are no contracts or leases or other obligations outstanding for the sale, exchange, material encumbrance or transfer of the Real Property other than this Agreement.  To the best of Seller’s knowledge and belief, there are no environmental conditions, including, but not limited to, hazardous waste affecting the Real Property or threatened enforcement or investigative action by a Governmental Authority involving a Recognized Environmental Condition with respect to the Real Property that would prevent or hinder redevelopment of the Real Property or require remediation under any Governmental Regulation.

5.3           United Stated Person.  Seller is a “United States person” within the meaning of Sections 1445(f)(3) and 7701(a)(3) of the Internal Revenue Code of 1986, as amended.

5.4           No Assignment.  No attachment, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or threatened against Seller.

5.5           Authority.  Seller has the legal power, right and authority to enter into this Agreement and the instruments referenced herein and to consummate the transactions contemplated hereby.

5.6           Requisite Action.  All requisite action (corporate, partnership or otherwise) has been taken by Seller in connection with entering into this Agreement, the instruments referenced herein and the consummation of the transactions contemplated hereby.

5.7           Enforceability.  This Agreement and all documents required hereby to be executed by Seller are and shall be valid, legal, binding obligations of, and enforceable against, Seller in accordance with their terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws, or equitable principles affecting or limiting the rights of contracting parties generally.

5.8           No Conflict.  The execution and delivery of this Agreement by Seller does not, and the consummation by Seller of the transactions to which it is a party that are contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the articles of incorporation, bylaws or other organizational documents of Seller, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) or require an approval under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or obligation to which Seller is a party or by which Seller or any of the Real Property may be bound.

5.9           No Approval.  No approval of or from any court, arbitrator or governmental, administrative or regulatory authority, agency, commission, body or instrumentality, domestic or foreign (each, a “Governmental Authorities”), is required by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions to which it is a party that are contemplated hereby.

5.10         No Proceedings with Governmental Authorities.  There is no proceeding against Seller pending before any Governmental Authorities, or as to which Seller has received any written notice of, assertion or, to the knowledge of Seller, any proceeding threatened, relating to the Real Property.

5.11         Hazardous Substances.  To Seller’s knowledge, no Hazardous Substances have been stored on the Real Property, and Seller is not subject to any pending or, to Seller’s knowledge, threatened enforcement or investigatory action by any Governmental Authorities regarding Hazardous Substances with respect to the Real Property.

5.12         No Material Environmental Conditions.  To Seller’s knowledge, there are no material environmental conditions pertaining to the Real Property which are not reflected in (i) that certain Phase 1 Environmental Site Assessment of ATC Associates, Inc., dated January 10, 2007; (ii) that certain Phase I Environmental Report of Kleinfelder, Inc., dated April 22, 1998, as supplemented by that certain letter from Kleinfelder, Inc., to Robert Gach, dated August 13, 1998, (iii) that certain Phase I Environmental Site Assessment of Unocal Property 6484 of PHR Environmental Consultants, Inc., dated October, 1997, (iv) that certain Phase I Environmental Site Assessment of Broadbent & Associates, Inc., dated October 1991 and (v) that certain Site Investigation Report of Harding Lawson Associates, dated April 25, 1988.

5.13         No Billboard Leases.  There are no billboard leases encumbering the Real Property.

5.14         “As Is” Sale.

(a)           Purchaser expressly acknowledges and agrees to accept the Real Property on an “as-is-where-is and with all faults” basis, except as otherwise provided in this Agreement.

(b)           This Agreement, as written, contains all the terms of the agreement entered into between the parties as of the date hereof, and Purchaser acknowledges that neither Seller nor any person controlling, controlled by or under common control with Seller (collectively, “Seller’s Affiliates”), nor any of their agents or representatives, has made any representations or warranties or held out any inducements to Purchaser, and Seller hereby specifically disclaims any representation or warranty, oral or written, past, present or future, other than those specifically set forth in this Agreement.  Without limiting the generality of the foregoing, neither Seller nor any of Seller’s Affiliates, nor any of Seller’s agent or representatives, has or is willing to make any representations or warranties, express or implied, other than as may be expressly set forth herein, as to:  (i) the current or future real estate tax liability, assessment or valuation of the Real Property; (ii) the potential qualification of the Real Property for any and all benefits conferred by any laws whether for subsidies, special real estate tax treatment, insurance, mortgages (except to the extent granted to an affiliate of Seller) or any other benefits, whether similar or dissimilar to those enumerated; (iii) the current or future use of the Real Property; or (iv) the status of the market in which the Real Property is located.

(c)           Purchaser acknowledges that Seller has afforded Purchaser the opportunity for full and complete investigations, examinations and inspections of the Real Property and all pertinent information.  Purchaser acknowledges and agrees that the information delivered or made available to Purchaser and Purchaser’s representatives by Seller or Seller’s Affiliates, or any of their agents or representatives, may have been prepared by third parties and may not be the work product of Seller and/or any of Seller’s Affiliates.

(d)           Purchaser or anyone claiming by, through or under Purchaser, hereby fully and irrevocably releases Seller and Seller’s Affiliates and their agents and representatives, from any and all claims that it may now have or hereafter acquire against Seller or Seller’s Affiliates or their agents or representatives of any cost, loss, liability, damage, expense, action or cause of action, whether foreseen or unforeseen, arising from or related to any construction defects, errors or omissions on or in the Real Property, except to the extent created by Seller or Seller’s Affiliates and except for claims against Seller based upon any obligations and liabilities of Seller expressly provided in this Agreement.

5.15         Closing Deliveries.   On or before the Effective Date, Seller shall have delivered to the Title Insurance Company the Seller’s closing deliveries set forth in Section 7.1.

6.             Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to Seller as follows:

(a)           No Assignment.  No attachment, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other such proceedings are pending or, to the best of its knowledge, threatened against Purchaser or its principals.

(b)           Authority.  Purchaser has the legal power, right and authority to enter into this Agreement and the instruments referenced herein and to consummate the transactions contemplated hereby.

(c)           Requisite Action.  All requisite action (corporate, partnership or otherwise) has been taken by Purchaser in connection with entering into this Agreement, the instruments referenced herein and the consummation of the transactions contemplated hereby, and no consent of officer, director or shareholder is required,

(d)           Enforceability.  This Agreement and all documents required hereby to be executed by Purchaser are and shall be valid, legal and binding obligations of, and enforceable against, Purchaser in accordance with their terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws, or equitable principles affecting or limiting the rights of contracting parties generally.

(e)           No Conflict.  Neither the execution and delivery of this Agreement and the documents referenced herein nor the consummation of the transactions contemplated herein nor compliance with the terms of this Agreement and the documents referenced herein conflict or result in the material breach of any terms, conditions or provisions of, or constitute a default under, any bond, note or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan, lease or other agreements or instruments to which Purchaser is a party or by which Purchaser may be bound.

(f)            Closing Deliveries.  On or before the Effective Date, Purchaser shall have delivered to the Title Company the Purchaser’s closing deliveries set forth in Section 7.2.

7.             Closing Deliveries.

7.1           Seller’s Closing Deliveries.  On or before the Effective Date, Seller shall have executed, acknowledged and delivered (as appropriate) to the Title Insurance Company the following (“Seller’s Closing Deliveries”):

(a)           A grant, bargain and sale deed in proper form for recording, conveying the Real Property to Purchaser in a form mutually agreed upon by the parties (the “Deed”);

(b)           An executed counterpart of the State of Nevada declaration of value form (“DOV”) setting forth the allocation of the Purchase Price;

(c)           An executed counterpart of the Master Lease;

(d)           A FIRPTA;

(e)           An owner’s affidavit, in the customary form, with respect to the absence of claims which would give rise to mechanics’ liens and the absence of parties in possession of the Real Property other than Seller pursuant to the terms of Leases, or such other assurances as shall be reasonably required to enable Purchaser to obtain the Title Policy; and

(f)            All such other instruments or documents as may be reasonably required by Purchaser or the Title Insurance Company in order to consummate the transactions contemplated hereby.

7.2           Purchaser’s Closing Deliveries.  On or before the Effective Date, Purchaser shall have executed, acknowledged and delivered (as appropriate) to the Title Insurance Company the following (“Purchaser’s Closing Deliveries”):

(a)           The Purchase Price;

(b)           An executed counterpart of the Master Lease;

(c)           An executed counterpart of the DOV; and

(d)           All such other instruments or documents as may be reasonably required by Purchaser or the Title Insurance Company in order to consummate the transactions contemplated hereby.

7.3           Post Closing Deliveries.  The Title Insurance Company shall deliver to Purchaser a conformed copy of the Deed and DOV, the original FIRPTA and each of the other documents and instruments delivered to the Title Insurance Company by Seller promptly following the Closing.

8.             Conditions Precedent.

8.1           Conditions Precedent to Purchaser’s Obligations.  The obligation of Purchaser to purchase the Real Property shall be subject to the following conditions (all or any of which may be waived, in whole or in part, by Purchaser):

(a)           The representations and warranties made by Seller in Section 5 shall be true and correct in all material respects as of the Closing;

(b)           Seller shall have performed all covenants and obligations required by this Agreement to be performed or complied with by Seller on or before the Closing Date;

(c)           On the Closing Date, (i) Seller’s title to the Real Property shall be marketable and free-and-clear of all liens, mortgages, deeds of trust, encumbrances, easements, leases, conditions and other matters affecting title other than (a) the Permitted Exceptions, (b) the Master Lease to be entered into as of the Closing and (c) as permitted under Section 4, and (ii) the Title Insurance Company shall have committed unconditionally to issue to Purchaser, or its designee, at standard rates, an ALTA owner’s title insurance policy covering the Real Property, including such endorsements as Purchaser may reasonably require, in an amount equal to the Purchase Price, insuring Purchaser’s title to the Real Property except for the Permitted Exceptions (“Title Policy”); and

(d)           Seller shall have delivered to the Title Insurance Company all of Seller’s Closing Deliveries.

8.2           Conditions to Seller’s Obligations.  The obligation of Seller to sell the Real Property shall be subject to the following conditions (all or any of which may be waived, in whole or in part, by Seller):

(a)           Purchaser shall have performed all covenants and obligations required by this Agreement to be performed or complied with by Purchaser on or before the Closing Date; and

(b)           Purchaser shall have delivered to the Title Insurance Company all of Purchaser’s Closing Deliveries.

9.             Closing.

9.1           Closing Date.  Closing of the transactions contemplated herein (the “Closing”) shall take place on the Effective Date (the “Closing Date”). Closing shall take place at the office of the Title Insurance Company or at such other location as Purchaser and Seller shall designate jointly.  The delivery to the Title Insurance Company of Seller’s Closing Deliveries and Purchaser’s Closing Deliveries shall be deemed to be a good and sufficient tender of performance of the terms hereof.  Upon receipt of all Closing documents and the Purchase Price, the Title Insurance Company shall be authorized to proceed to record the documents evidencing this transaction.

9.2           Closing Costs.  The Closing costs shall be paid as follows:

(a)           Seller shall pay:

(i)            One-half (1/2) of the escrow fees;

(ii)           Real Property transfer taxes;

(iii)          The cost of the premium for the CLTA portion of the Title Policy; and

(iv)          The cost of any other obligations of Seller hereunder.

(b)           Purchaser shall pay:

(i)            One-half (1/2) of the escrow fees;

(ii)           Cost of recording the Deed;

(iii)          Any additional premium charged for the Title Policy in excess of Section 9.2(a)(iii) above;

(iv)          Any Survey costs; and

(v)           The cost of any other obligations of Purchaser hereunder.

9.3           Other Costs.  All other costs and expenses attendant to settlement, including Title Insurance Company charges, shall be shared equally by the parties.  Notwithstanding the foregoing, each party shall pay its own attorneys fees.  If clear title cannot be tendered by Seller at Closing then Seller shall pay all Title Insurance Company charges.

10.           Prorations.  All non-delinquent real estate taxes and other assessments on the Property will be prorated as of the Close of Escrow based on the actual current tax bill.  If the Close of Escrow takes place before the real estate taxes are fixed for the tax year in which the Close of Escrow occurs, the apportionment of real estate taxes will be made on the basis of the real estate taxes for the immediately preceding tax year applied to the latest assessed valuation.  All delinquent taxes and all delinquent assessments, if any, on the Property will be paid at the Close of Escrow from funds accruing to Seller.  Seller will promptly pay all supplemental taxes billed after the Close of Escrow for periods prior to the Close of Escrow.  All prorations will be made as of the date of Close of Escrow based on a 365-day year or a 30-day month, as applicable.

11.           Termination and Remedies.  [Intentionally Deleted]

12.           Brokers & Investment Bankers.

12.1         Seller’s Representation and Indemnification.  Seller represents and warrants to Purchaser that it has not been represented by any broker or investment banker in connection with this Agreement or the transactions contemplated by this Agreement other than Lazard Freres & Co., LLC. Seller will indemnify and hold Purchaser harmless from any claim by any broker, agent or finder purporting to have acted on behalf of Seller.

12.2         Purchaser’s Representation and Indemnification.  Purchaser represents and warrants to Seller that it has not been represented by any broker in connection with this Agreement or the transactions contemplated by this Agreement.  Purchaser will indemnify and hold Seller harmless from any claim by any broker, agent or finder purporting to have acted on behalf of Purchaser.

13.           Foreign Person.  Seller is not a “foreign person” for purposes of FIRPTA.  At the Closing, Seller will deliver to Purchaser a certificate so stating, in a form complying with the Federal Tax Law.  If Seller is a “foreign person” or if Seller fails to deliver the required certificate at the Closing, then in either such event the Purchase Price will be adjusted to the extent required to comply with the withholding provisions of the Federal Tax Law; and although the amount withheld will still be paid at the Closing by Purchaser, it will be retained by the Title Insurance Company for delivery to the Internal Revenue Service, together with the appropriate Federal Tax Law forwarding forms (and with copies being provided both to Seller and to Purchaser).

14.           Entire Agreement.  No change or modification of this Agreement shall be valid unless in writing and signed by the parties hereto.  No waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced.  This Agreement contains the entire agreement between the parties relating to the purchase and sale of the Real Property, all prior negotiations between the parties are merged in this Agreement and there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, between them other than as set forth in this Agreement.

15.           Governing Law; Prevailing Party Attorney Fees.  This Agreement concerns property located in the State of Nevada, and shall be construed and enforced in accordance with the laws of the State of Nevada.  Notwithstanding any provision in this Agreement to the contrary, in the event of a dispute with respect to the subject matter of this Agreement, the prevailing Party in any proceeding, including arbitration commenced to resolve such disputes, shall be entitled to an award of its reasonable attorney fees and court or arbitration costs incurred in resolving or settling the dispute, in addition to any and all other damages or relief which the court or arbitrator may deem proper.

16.           Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or via facsimile if a copy is also deposited in the United States mail, properly addressed and postage prepaid, or delivered by Federal Express or other recognized overnight delivery service, (i) if to Purchaser, Ganaste LLC, Attention: Keith Redmond, c/o Integrated Properties, Inc., 3900 E. Mexico Avenue, Suite 1400, Denver, CO, with a copy to Jeffrey A. Silver, Esquire, 3960 Howard Hughes Parkway, 9th Floor, Las Vegas, NV 89169; (ii) if to Seller, MTR Gaming Group, Inc., Route 2 South, P.O. Box 356, Chester, West Virginia 26034, Attention: Edson R. Arneault, with a copy to Robert L. Ruben, Esquire, Ruben & Aronson, LLP., 4800 Montgomery Lane Suite 150, Bethesda, MD 20814; or (iii) at such other address as may be given by either party to the other party by notice in writing pursuant to provisions of this Section 16.

17.           Indemnification.

17.1         Indemnification by Purchaser.  Subject to the limits set forth in this Section 17, Purchaser agrees to indemnify, defend and hold Seller and its officers, directors and agents, harmless from and in respect of any and all losses, damages, liability, costs and expenses (including, without limitation, reasonable expenses of investigation and defense fees and disbursements of counsel and other professionals) (collectively, “Losses”), arising directly or indirectly out of or directly or indirectly due to any inaccuracy of any representation or the breach of any warranty, covenant or other agreement of Purchaser contained in this Agreement.

17.2         Indemnification by Seller.  Subject to the limits set forth in this Section 17, Seller agrees to indemnify, defend and hold Purchaser harmless from and in respect of any and all Losses, including reasonable attorney’s fees, arising directly or indirectly out of or directly or indirectly due to (i) any inaccuracy of any representation or the breach of any warranty, covenant, undertaking or other agreement of Seller contained in this Agreement, or (ii) any property damage or personal injuries occurring at the Real Property prior to the Closing.  Seller shall also indemnify Purchaser, and hold Purchaser harmless against, all losses attributable to violations by Seller of applicable environmental laws and regulations during the period of Seller’s ownership of its Real Property.

17.3         Survival of Representations, Warranties and Covenants: Limitations on Indemnity.  The representations and warranties of the parties contained in this Agreement, or in any instrument delivered pursuant to this Agreement, will survive the Closing Date and will remain in full force and effect thereafter for a period of twelve (12) months; provided, however, that such representations or warranties shall survive (if at all) beyond such period with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such time period in accordance with this Section 17.3. Notwithstanding anything to the contrary contained herein, Purchaser shall not be entitled to recover Losses from Seller nor shall Seller be entitled to recover Losses from Purchaser unless and until the total of all claims for Losses with respect to any inaccuracy or breach of any such representations or warranties or breach of any covenants, undertakings or other agreements, whether such claims are brought under this Section 18(c) or otherwise, exceeds One Hundred Fifty Thousand Dollars ($150,000) in the aggregate.  If the total amount of such Losses exceeds One Hundred Fifty Thousand Dollars ($150,000), then the Party entitled to recover hereunder shall be entitled to recover the full amount of such losses and not merely the portion of such damages exceeding One Hundred Fifty Thousand Dollars ($150,000); provided, however, that the aggregate amount of Losses that may be recovered by Purchaser from Seller shall not exceed five percent (5%) of the Purchase Price.  For purposes of applying the limitations set forth in this Section 18.3, the Losses of the Purchaser under this Agreement and the Losses of Lucky Lucy under the Asset Purchase Agreement shall be aggregated.  Similarly, the Purchase Price under this Agreement and under the Asset Purchase Agreement shall be aggregated.

17.4         Notice and Opportunity to Defend.  If an event occurs which a Party asserts is an indemnifiable event pursuant to Section 17.1 or 17.2, the party seeking indemnification (the “Indemnitee”) shall promptly notify the other party obligated to provide indemnification (the “Indemnifying Party”).  If such event involves (a) any claim or (b) the commencement of any action or proceeding by a third Person, the indemnitee will give such Indemnifying Party prompt written notice of such claim or the commencement of such action or proceeding; provided, however, that the Indemnitee’s failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure prejudices the Indemnifying Party hereunder.  If any such action is brought against any Indemnitee and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it wishes, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee.  Notwithstanding anything to the contrary in this Agreement, after notice from the Indemnifying Party to the Indemnitee of such election to so assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnitee for any legal expenses of other counsel or any other expenses subsequently incurred by the Indemnitee in connection with the defense thereof, and the Indemnitee agrees to cooperate fully with the Indemnifying Party and its counsel in the defense against any such asserted liability.  The Indemnitee shall have the right to participate at its own expense in the defense of such asserted liability.  In no event shall an Indemnifying Party be liable for any settlement effected by the Indemnitee without the consent of the Indemnifying Party, which will not be unreasonably withheld.  In no event shall an Indemnifying Party effect any settlement without the consent of the Indemnitee, which will not be unreasonably withheld.

17.5         Mitigation of Loss.  Each Indemnitee is obligated to use reasonable efforts to mitigate to the fullest extent practicable the amount of any Losses for which it is entitled to seek indemnification hereunder.

17.6         Subrogation.  Upon making any payment of Losses of the Indemnitee, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Losses to which the payment relates; provided, however, that until the Indemnitee recovers full payment of its Losses, any and all claims of the Indemnifying Party against any such third party on account of such payment are hereby made expressly subordinated and subjected in right of payment of the Indemnitee’s rights against such third party.  Without limiting the generality of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation and subordination rights.

18.           Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

19.           No Trial by Jury.  Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement and any of the agreements delivered in connection herewith or the transactions contemplated hereby or thereby.

20.           Ramada. Purchaser acknowledges that Ramada Franchise Systems, Inc. (“Ramada”) must consent pursuant to the Ramada Agreements to both (a) the sale by Seller to Purchaser of the Real Property pursuant to this Agreement and (b) the sale by Seller to Lucky Lucy of the Business pursuant to the Asset Purchase Agreement and the assumption by Lucky Lucy of the Ramada Agreements in connection therewith.  Purchaser and Lucky Lucy shall jointly and severally seek to have Lucky Lucy assume to Ramada Agreements and to obtain all consents required by the transactions contemplated by this Agreement and the Asset Purchase Agreement.  Purchaser and Lucky Lucy shall jointly and severally pay all application and initiation fees and other costs in connection with such assumption and consents.  Provided that Purchaser and Lucky Lucy diligently seek to have Lucky Lucy assume the Ramada Agreements and to obtain all required consents, Purchaser’s and Lucky Lucy’s joint and several liability with respect to the Ramada Agreements, in the event that Lucky Lucy is unable to assume the Ramada Agreements for any reason, shall be limited to One Hundred Thousand Dollars ($100,000), and Seller shall pay all other amounts due thereunder as a result of the termination of the Ramada Agreements.  Although Lucky Lucy is not a party to this Agreement, Lucky Lucy is jointly and severally liable for Purchaser’s obligations under this Section 20 pursuant to the terms and conditions of the Asset Purchase Agreement.

21.           Miscellaneous.

21.1         Business Day.  If the date on which either Purchaser or Seller is required to take action under this Agreement is not a Business Day, the action shall be taken on the next succeeding Business Day.

21.2         Captions.  The captions of the various sections and paragraphs of this Agreement have been inserted only for the purpose of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

21.3         Disclosure.  Seller and Purchaser agree that the proposed terms and conditions, and all information (other than information which is a matter of public record or is provided by other sources readily available to the public) shared or developed in the context of this transaction, shall be kept strictly confidential, except that Purchaser acknowledges that Seller’s parent company may describe the terms hereof (as well as provide copies of this Agreement) in reports that the parent is required to file with Governmental Authorities, the United States Securities and Exchange Commission, and Seller’s financiers, attorneys and accountants.  Any public disclosures, press releases, or announcements concerning this agreement and the sale contemplated herein shall be approved unanimously by the parties in writing in the exercise of each party’s reasonable discretion.  Either party may disclose any items required by Nevada Gaming Authorities, or any other gaming regulators having jurisdiction over Seller.  Purchaser may disclose such non-public information to its attorneys, surveyors, engineers, financial advisors, investors and lenders as necessary to evaluate the Real Property.  Purchaser agrees that while in possession of material non-public information concerning Seller, Purchaser will not trade in the securities of Seller nor tip or advise others with respect to such trading.

21.4         Invalidity.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

21.5         Successors and Assigns.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

21.6         Ambiguity.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. In the event of any ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

21.7         Time of the Essence.  Time is of the essence with respect to the time periods set forth in this Agreement.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, Purchaser and Seller have signed this Agreement on the day and year first above written.

SELLER:	PURCHASER:
Speakeasy Gaming of Las Vegas, Inc., a Nevada corporation	Ganaste LLC, a Nevada limited liability company

By:	/s/ Edson R. Arneault	By:	/s/ Michael J. Mixer
	Edson R. Arneault, President		Michael J. Mixer, as Manager

		By:	/s/ Alexander Rodrigo
Alexander Rodrigo, as Manager

		By:	/s/ Bruce Deifik
Bruce Deifik, as Manager

		By:	/s/ Keith Redmond
Keith Redmond, as Manager

		By:	/s/ Seth Schorr
Seth Schorr, as Manager